EXHIBIT 99.1

Jersey Central Power & Light	For Release: May 25, 2005
300 Madison Avenue
Morristown, New Jersey 07960

News Media Contact:	Investor Contact:
Ron Morano	Kurt Turosky
(973) 401-8097	(330) 384-5500

AGREEMENTS REACHED IN JCP&L RATE CASES

Jersey Central Power & Light (JCP&L) today announced that the New Jersey Board of Public Utilities (NJBPU) approved a stipulated settlement agreement with the NJBPU staff and the Division of Ratepayer Advocate resolving the company’s Phase II rate case filing, and a second stipulated settlement agreement with the NJBPU staff resolving the motion for reconsideration of the 2003 decision in its Phase I rate proceeding.

Together, the two stipulated settlements would result in a net average increase, effective June 1, of approximately $1.14 per month in the delivery portion of the bill for residential customers using 500 kilowatt-hours of electricity. The increase, averaging 2.4 percent for all customers, is JCP&L’s first since 1993, and follows an 11-percent decrease implemented between 1999 and 2003 under New Jersey’s Electric Discount and Energy Competition Act (EDECA).

The stipulated settlements, which will increase JCP&L’s annual revenues by $51.1 million, include a commitment by JCP&L to maintain a target level of customer service reliability.

      In August 2002, JCP&L filed its Phase I case with NJBPU for proposed rates following the expiration of rate caps. The filing, made under provisions of EDECA, included a request for a base rate increase and recovery of deferred costs primarily associated with mandated purchased-power contracts - including those with non-utility generators - to supply basic generation service during the transition to competition.

In July of 2003, the NJBPU issued a decision that reduced base rates by $222 million or an additional 11 percent, and disallowed recovery of $152.5 million of deferred costs. JCP&L filed a motion for reconsideration, which was heard by the NJBPU last year.

      On July 16, 2004, JCP&L filed its Phase II request to recover the costs of certain new investments and programs designed to increase reliability, and to increase the authorized return on common equity from 9.5 percent to 9.75 percent.

Supplemental information is included in a May 25, 2005, letter addressed to the investment community, which is posted on the Investor Information section of FirstEnergy’s Web site, www.firstenergycorp.com/ir.

JCP&L, a subsidiary of Akron, Ohio-based FirstEnergy Corp. (NYSE: FE), provides electric service to one million customers in 13 New Jersey counties including Sussex, Warren and Morris.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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